Exhibit 99.1

BLINK CHARGING ANNOUNCES SECOND QUARTER 2021 RESULTS

-	Second quarter 2021 revenue increased 177% over second quarter 2020

-	Commercial Blink-owned charging stations contracted or deployed during the quarter grew by over 46% compared to the prior year period

-	572% increase in revenue from charging services over the second quarter of last year

-	3,264 commercial and residential EV charging stations were contracted, sold, or deployed during Second Quarter 2021, compared to 380 in the same period last year, an increase of 758%

Miami Beach, FL – August 11, 2021 – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the second quarter ended June 30, 2021.

Selected Second Quarter 2021 Highlights:

●	The Company made continued progress with its owner/operator strategy; the number of commercial Blink-owned charging stations contracted or deployed during the quarter grew by over 46% in the second quarter compared to the prior year period.

●	Total revenue for the second quarter 2021 increased 177% to $4.4 million compared to $1.6 million for the second quarter 2020.

	○	Revenues from product sales increased 156% to $3.3 million compared to $1.3 million in the second quarter of 2020, related primarily to increased sales of Generation 2 chargers, DC fast chargers and residential chargers.

	○	Revenues from charging services increased to $0.6 million as compared to $90 thousand in the second quarter of 2020, related to the increase in driving as a result of the reopening of the economy which had been constrained from the COVID-19 pandemic.

	○	Revenues from network fees, warranty fees, grants/rebates, and other revenues increased 48% to $0.3 million as compared to $0.2 in the second quarter of 2020, related to the increase in EV charging stations in the Company’s network.

●	Net loss was $13.5 million or a loss of $0.32 per basic and diluted share compared to net loss of $3 million or a loss of $0.11 per basic and diluted share in the second quarter of 2020. Second quarter 2021 net loss is primarily attributable to an increase in compensation expense and general and administrative expenses.

Selected Year-To-Date 2021 Highlights:

●	Total revenue for the first six months of 2021 increased 129% to $6.6 million compared to $2.9 million for the first six months of 2020.

	○	Revenues from product sales increased 140% to $4.9 million compared to $2.1 million in the first six months of 2020, related primarily to increased sales of Generation 2 chargers, DC fast chargers and residential chargers.

	○	Revenues from charging services increased 89% to $0.8 million as compared to $0.41 million in the first six months second of 2020, related to the increase in driving as a result of the reopening of the economy which had been constrained from the COVID-19 pandemic.

	○	Revenues from network fees, warranty fees, grants/rebates, and other revenues increased 412% to $0.78 million as compared to $0.15 in the first six months of 2020, related to the increase in EV charging stations in the Company’s network.

●	Net loss was $20.8 million or a loss of $0.50 per basic and diluted share compared to net loss of $5.99 million or $0.22 per share for the first six months of 2020. Six-month 2021 net loss is primarily attributable to an increase in compensation expense and general and administrative expenses.

On June 30, 2021, cash and marketable securities were $195.6 million compared to $22.3 million at December 31, 2020.

On May 10, 2021, Blink closed its acquisition of European EV charging operator, Blue Corner N.V., and its portfolio of charging ports. As of August 4, 2021 since inception Blue Corner sold or deployed 8,714 independent charge points, comprised of 3,816 Level 2 and 25 DC Fast Charging publicly accessible chargers and 4,873 private residential chargers located across Belgium, Luxembourg, the Netherlands and France. The acquisition is part of Blink’s broader strategic international expansion plans and provides the Company a significant infrastructure footprint on the continent. To facilitate Blink’s European expansion, the Company also announced the creation of Blink Holdings BV, a subsidiary company located in Amsterdam, which is expected to drive the growth of Blink’s European presence.

“Blink experienced extraordinary growth in the quarter as we continue to aggressively scale our business and expand our presence around the world. We saw strong performance both in our hardware sales as well as our service revenues as more EV’s took to the road and utilized Blink’s expanding base of charging stations. This is an exciting and transformative time for Blink, and we believe that we have positioned ourselves to continue to lead the way in the booming global EV infrastructure market,” stated Michael D. Farkas, CEO of Blink Charging.

“Over this past quarter, we have focused on enlisting the best talent available to continue to build a world class company,” Mr. Farkas continued. “As such, we’ve strengthened our management team with several new additions, highlighted by EV charging industry veteran, Harjinder Bhade coming on board as Blink’s new Chief Technology Officer. Harjinder is a top mind in the industry, and I am confident that his proven track record of success as a software engineer and senior executive will be instrumental to the growth of Blink Charging. We’ve also added Miko de Haan as the managing director of our European subsidiary Blink Holdings B.V and Carmen Perez Carlton, a technology and infrastructure leader, to our board of directors.”

Brendan Jones, President of Blink Charging, commented, “We are encouraged by the continued revenue growth and particularly the momentum we are seeing in our owner/operator business model. Over this past quarter we began to see an increase in service revenue as the economy reopens and drivers increasingly utilize Blink owned and operated charging stations. EV infrastructure is becoming a global priority as government entities, businesses, and local communities encourage the adoption of electric vehicles to promote sustainability and a greener, cleaner environment, and Blink is well positioned to be a leader in this transition.

“As we enter into the latter half of 2021, we remain intently focused on scaling our business and continuing to expand our charging footprint both domestically and internationally,” continued Mr. Farkas. “Through our unique owner/operator business model, we target high-density, high-volume locations such as hotels, multi-family residences and healthcare centers. These agreements utilize long-term, renewable contracts with a revenue sharing model in which we receive payment each time a vehicle is charged at a Blink-owned unit, creating the potential to generate a valuable recurring revenue stream as utilization increases.”

Business Updates and Highlights

During the second quarter of 2021, the Company:

●	Named seasoned renewables and EV charging executive, Harjinder Bhade, as Chief Technology Officer, who will focus on the aggressive development of the Company’s product line-up and technology infrastructure.
●	Named industry veteran Miko de Haan as Managing Director for European subsidiary Blink Holdings B.V.
●	Announced the first installation of Blink HQ 100 chargers by the municipality of Pedro Aguirre Cerda in Santiago, Chile to support the municipality’s new fleet of Nissan Leaf vehicles.
●	Announced the deployment of 10 IQ 200 Level 2 EV charging stations at three Atlanticare Integrated Healthcare System locations in Southern New Jersey.
●	Announced the deployment of 42 charging ports at ten Four Brothers Pizza Inn locations across New York. The 21 Blink-owned dual port chargers were made possible through the Charge ready program from the NY State Energy research and Development Authority (NYSERDA) and Make Ready incentives offered by New York utilities.
●	Named to the Russell 2000 Index.
●	Upgraded 19 first-generation Blink EV charging stations in Plano, Texas to the Company’s IQ 200 fast Level 2 charging stations.
●	Entered into a reseller agreement with ev Transportation Services (“evTS”) to distribute the Blink IQ 200-M Portable EV charger along with its Firefly ESV essential services vehicle.
●	Deployed IQ 200 charging stations at the Native American Youth & Family Center in Portland, Oregon. The deployment was made possible with funding from the Portland General Electric Drive Change Fund, through the Oregon Clean Fuels Program and an Electric Mobility Grant from Pacific Power Oregon Electric, also through the Oregon Clean Fuels Program.
●	Signed an agreement with General Motors to offer GM EV customers more seamless access to publicly available Blink EV charging sites across the U.S. as part of GM’s Ultium Charge 360.
●	Announced a long-term agreement to deploy Blink EV charging stations at Fattal Hotel Group locations in Israel, Fattal is one of Israel’s leading hotel companies, with luxury hotels in 14 major tourist locations.

Subsequent to the second quarter of 2021, the Company:

●	Entered into an exclusive contract with KU Leuven for Blue Corner to install up to 500 charging stations across Belgium.
●	Named technology and infrastructure leader, Carmen Perez-Carlton, to the Board of Directors.
●	Received $12.5 million grant for the deployment of DC Fast Chargers at 25 locations by the state of Florida.
●	Partnered with Traffic and Parking Control Co., Inc. for the distribution of the Company’s chargers.

Earnings Conference Call:

The Company will host a conference call and webcast to discuss the second quarter 2021 results today, August 11, 2021 at 4:30 P.M. Eastern Time.

To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com , and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster4.com/Webcast/Page/2468/41878

To participate in the call by phone, dial (844) 369-8770 approximately five minutes prior to the scheduled start time. International callers please dial (862) 298-0840.

A replay of the teleconference will be available until September 11, 2021 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 41878.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed over 30,000 charging ports across 13 countries, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink’s principal line of products and services include its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187

John Nesbett/Jennifer Belodeau

IMS Investor Relations

(203) 972-9200

jnesbett@institutionalms.com

BLINK CHARGING CO. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(unaudited)
Assets

Current Assets:
Cash	$142,052,894	$22,341,433
Marketable securities	53,564,600	-
Accounts receivable and other receivables, net	4,423,094	347,967
Inventory, net	5,547,312	1,816,135
Prepaid expenses and other current assets	2,960,815	1,219,488

Total Current Assets	208,548,715	25,725,023
Restricted cash	76,588	76,399
Property and equipment, net	12,632,851	5,636,063
Operating lease right-of-use asset	1,859,301	615,825
Intangible assets, net	3,982,198	46,035
Goodwill	19,264,670	1,500,573
Other assets	251,000	387,617

Total Assets	$246,615,323	$33,987,535

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$6,091,147	$3,358,852
Accrued expenses and other current liabilities	2,287,879	1,328,834
Current portion of notes payable	570,662	574,161
Current portion of operating lease liabilities	630,028	403,915
Current portion of deferred revenue	1,189,758	479,486

Total Current Liabilities	10,769,474	6,145,248
Operating lease liabilities, non-current portion	1,430,497	285,501
Other liabilities	90,000	90,000
Notes payable, non-current portion	303,371	296,535
Deferred revenue, non-current portion	20,603	6,654

Total Liabilities	12,613,945	6,823,938

Series B Convertible Preferred Stock, 10,000 shares designated, 0 issued and outstanding as of June 30, 2021 and December 31, 2020	-	-

Commitments and contingencies (Note 8)

Stockholders’ Equity:
Preferred stock, $0.001 par value, 40,000,000 shares authorized; Series A Convertible Preferred Stock, 20,000,000 shares designated, 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Series C Convertible Preferred Stock, 250,000 shares designated, 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Series D Convertible Preferred Stock, 13,000 shares designated, 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 42,140,145 and 35,951,097 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	42,140	35,951
Additional paid-in capital	442,565,107	214,479,094
Accumulated other comprehensive income	(431,341)	-
Accumulated deficit	(208,174,528)	(187,351,448)

Total Stockholders’ Equity	234,001,378	27,163,597

Total Liabilities and Stockholders’ Equity	$246,615,323	$33,987,535

BLINK CHARGING CO. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues:
Product sales	$3,267,143	$1,274,354	$4,937,737	$2,051,777
Charging service revenue - company-owned charging stations	586,173	87,250	767,771	406,874
Network fees	105,964	71,271	215,820	126,830
Warranty	18,587	8,419	31,804	16,479
Grant and rebate	74,067	3,912	224,302	8,491
Ride-sharing services	189,219	-	234,731	-
Other	113,999	127,404	175,049	261,023

Total Revenues	4,355,152	1,572,610	6,587,214	2,871,474

Cost of Revenues:
Cost of product sales	2,364,952	922,808	3,482,867	1,391,876
Cost of charging services - company-owned charging stations	60,395	35,874	110,167	65,488
Host provider fees	140,286	28,086	266,707	113,515
Network costs	93,748	147,290	173,141	357,622
Warranty and repairs and maintenance	196,118	17,734	457,269	132,643
Ride-sharing services	423,960	-	670,077	-
Depreciation and amortization	431,605	6,938	686,519	87,728
Total Cost of Revenues	3,711,064	1,158,730	5,846,747	2,148,872

Gross Profit	644,088	413,880	740,467	722,602

Operating Expenses:
Compensation	9,170,320	2,305,735	13,918,471	4,420,205
General and administrative expenses	2,532,458	670,635	4,117,445	1,316,536
Other operating expenses	1,286,575	459,418	2,436,281	1,026,618

Total Operating Expenses	12,989,353	3,435,788	20,472,197	6,763,359

Loss From Operations	(12,345,265)	(3,021,908)	(19,731,730)	(6,040,757)

Other Income (Expense):
Interest (expense) income	(5,993)	5,257	9,004	21,110
Loss on settlement	(1,000,000)	-	(1,000,000)	-
Loss on foreign exchange	(107,669)	-	(107,669)	-
Gain on settlement of accounts payable, net	-	19,086	-	19,086
Change in fair value of derivative and other accrued liabilities	(289)	(16,560)	6,704	(16,039)
Other income (loss)	611	(15,367)	611	25,987

Total Other (Expense) Income	(1,113,340)	(7,584)	(1,091,350)	50,144
Net Loss	$(13,458,605)	$(3,029,492)	$(20,823,080)	$(5,990,613)
Net Loss Per Share:
Basic	$(0.32)	$(0.11)	$(0.50)	$(0.22)
Diluted	$(0.32)	$(0.11)	$(0.50)	$(0.22)

Weighted Average Number of Common Shares Outstanding:
Basic	42,037,492	28,327,701	41,587,793	27,584,918
Diluted	42,037,492	28,327,701	41,587,793	27,584,918

BLINK CHARGING CO. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For The Six Months Ended
	June 30,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(20,823,080)	$(5,990,613)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,944,683	195,622
Dividend and interest income	(61,784)	(77,309)
Change in fair value of derivative and other accrued liabilities	6,704	(16,039)
Provision for bad debt	253,274	33,894
(Benefit) provision for slow moving and obsolete inventory	-	7,646
Gain on settlement of accounts payable, net	-	19,086
Stock-based compensation:
Common stock	1,138,909	(56,993)
Options	2,944,601	388,388
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(1,802,826)	(195,130)
Inventory	(3,372,703)	(1,393,376)
Prepaid expenses and other current assets	(1,219,985)	177,427
Interco	-	-
Other assets	244,522	-
Accounts payable and accrued expenses	(282,107)	612,840
Lease liabilities	(177,328)	(93,225)
Deferred revenue	261,885	(287,800)

Total Adjustments	(122,155)	(684,969)

Net Cash Used In Operating Activities	(20,945,235)	(6,675,582)

Cash Flows From Investing Activities:
Proceeds from sale of marketable securities	4,553,384	2,755,134
Purchase of marketable securities	(58,012,701)	-
Capitalization of engineering costs paid	(237,127)	-
Cash acquired in the purchase of Blue Corner	242,868	-
Purchase consideration of Blue Corner	(24,266,458)	-
Purchases of property and equipment	(5,019,549)	(445,479)

Net Cash (Used In) Provided By Investing Activities	(82,739,583)	2,309,655

Cash Flows From Financing Activities:
Proceeds from sale of common stock in public offering [1]	221,333,095	3,195,968
Proceeds from issuance of notes payable	-	855,666
Proceeds from exercise of warrants	1,427,647	-
Payment of financing liability in connection with internal use software	(39,318)	(32,821)

Net Cash Provided By Financing Activities	222,721,424	4,018,813

Effect of Exchange Rate Changes on Cash	675,044	-

Net Increase (Decrease) In Cash	119,711,650	(347,114)

Cash and Restricted Cash - Beginning of Period	22,417,832	4,168,837

Cash and Restricted Cash - End of Period	$142,129,482	$3,821,723

Cash and restricted cash consisted of the following:
Cash	$142,052,894	$3,821,723
Restricted cash	76,588	-
	$142,129,482	$3,821,723

[1] Includes gross proceeds of $232,060,000, less issuance costs of $10,726,905.